EXHIBIT 99.2

Steel Partners Holdings to Host Investor Day Webcast on March 28, 2017

NEW YORK, N.Y. - March 15, 2017 - Steel Partners Holdings L.P. (NYSE:SPLP), a diversified global holding company, today announced that it will host a live webcast of its investor day on Tuesday, March 28, 2017 beginning at approximately 12:15 p.m. E.T.

The webcast can be accessed through a link on the “Investor Events” page on Steel Partners’ website at www.steelpartners.com. A replay of the event will also be available on the company’s website for one year.

Attendance at the investor day, which is being held in New York City, is by invitation only and space is limited. Professional investors wishing to attend in-person should contact Laurie Berman at 310-279-5980, or by email at lberman@pondel.com

About Steel Partners Holdings L.P.

Steel Partners Holdings L.P. is a diversified global holding company that engages in multiple businesses through consolidated subsidiaries, associated companies and other interests. It owns and operates businesses and has significant interests in leading companies in various industries, including diversified industrial products, energy, defense, supply chain management and logistics, banking and youth sports.

For more information, contact:

PondelWilkinson Inc.

Roger S. Pondel, 310-279-5965

rpondel@pondel.com